EX-99.d.1.i

AMENDMENT NO. 15 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

THIS EXHIBIT to the Investment Management Agreement dated January 4, 2010 (the “Agreement”) between DELAWARE POOLED TRUST and DELAWARE MANAGEMENT COMPANY (the “Investment Manager”), a series of Macquarie Investment Management Business Trust, amended as of the 16th day of February 2023, lists the funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each fund and the date on which the Agreement became effective for each fund.

Fund Name	Effective Date	Management Fee Schedule (as a percentage of average daily net assets) Annual Rate
Delaware Global Listed Real Assets Fund (formerly, Delaware REIT Fund)	May 21, 2010	0.75% on first $500 million 0.70% on next $500 million 0.65% on next $1.5 billion 0.60% on assets in excess of $2.5 billion

DELAWARE MANAGEMENT COMPANY, A series of Macquarie Investment Management Business Trust		DELAWARE POOLED TRUST

By:	/s/ DAVID F. CONNOR	By:	/s/ SHAWN K. LYTLE
Name:	David F. Connor	Name:	Shawn K. Lytle
Title:	Senior Vice President	Title:	President and Chief Executive Officer